Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces 2007 Year-End Results

Bristol, PA, March 17, 2008 – StoneMor Partners L.P. (NASDAQ: STON) today announced its operating results for the fourth quarter and year ended December 31, 2007.

Operationally, 2007 was an excellent year for the company. Almost every business and economic trend that is important to company management improved. However, the drop in the company’s unit price since October 2007, resulting in a current distribution yield of over 11%, indicates the marketplace must feel differently. The company also completed a secondary public offering in December 2007. As a result, company management has decided to expand this press release to include a discussion of financial items and trends important to management that demonstrates the security of our current distribution and significant potential of increasing future distributions.

The following table summarizes selected comparative items relating to the company’s operating performance for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
	(in thousands)		(in thousands)
Distributable Free Cash Flow (a)	$4,166	$4,803	$16,259	$20,610
Net Cash Provided by Operating Activities	1,896	4,196	18,339	18,973
Total Revenues	33,384	38,734	115,113	145,314
Operating Profit	2,412	1,507	11,958	12,643
Deferred Operating Profit(a)			162,625	185,106

(a)	These are non-GAAP financial measures, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Revenues were up in both the fourth quarter (16%) and year (26%). In December 2007, the company completed its largest acquisition to date, which is expected to contribute to overall improvements in cash flow and operating results in the future. The financial results indicate increased revenues for both the 2007 fourth quarter and year, increased operating profits for the year, and decreased operating profits for the quarter. Cash flow from operations more than doubled for the quarter, and increased by 3% for the year. There are very specific reasons for these trends that affect operating profit:

•

During the fourth quarter of 2006, the company’s Compensation Committee approved a non-cash equity grant to management and the Board of Directors under the company’s long-term incentive plan. The 2006 charge was $1.2 million, and the 2007 charge is $4.7 million. This grant more closely aligns management with the goals of our unit holders. There will be additional non-cash charges each quarter through 2009 relating to the amortization of this grant; however, future charges will be less than those recorded during 2007.

•	Additionally, during 2007, the company wrote off $157,000 in refinancing expense and $571,000 for costs related to an acquisition that was not consummated during 2007.

There are no comparable 2006 charges. Excluding just the previous three items, Operating Profit would have increased this year by almost $4.2 million, or 33%. Since the majority of these charges are not deductible for tax purposes, net earnings would have shown similar improvements.

•

Even though revenue increased in both the 2007 fourth quarter and the year (by 16% and 26%), Cemetery Expenses increased 28% for the fourth quarter and 26% for the year; and General & Administrative Expenses increased 19% for the fourth quarter and 22% for the year. The majority of the increase in both categories is due to acquisitions that were consummated in the fourth quarter of both 2006 and 2007. The revenues generated from these acquisitions have not yet reached their full positive impact on the financial results; however, the full level of expenses accrued immediately. These acquisitions are operating as expected, and are expected to achieve their full operating potential during the next few years. As with most acquisitions, it takes a period of time before they are fully integrated. See discussion on Segment Information.

•

Interest Expense for the 2007 fourth quarter and year is higher than the prior year due primarily to borrowings for acquisitions consummated at the end of 2006 and in the fourth quarter of 2007 and working capital borrowings related to investments in the pre-need growth of the business. Interest Expense was $518,000 higher in the fourth quarter than last year and $1.6 million higher for the year.

•

Acquisitions played a large part in the improvement in funeral home revenues and profitability. Funeral home revenues increased 23% during the fourth quarter and increased by approximately 76% for the year. This is on top of a 119% increase during 2006, when compared to 2005. We had similar improvements in funeral home operating profits, which increased 12% during the fourth quarter and 84% for the year.

Net Cash Provided by Operating Activities

Net Cash Provided by Operating Activities more than doubled for the fourth quarter from $1.9 million to $4.2 million, and increased slightly for the year. Although our cash flow from operations increased over 2006, the increase was mitigated by the following factors:

1.	During the third quarter of 2006 (as previously reported), the company conducted a special program to increase its collections on its accounts receivable. While the company also conducted a similar program during 2007, the actual cash collected was significantly less than it was during 2006. The 2007 cash results were anticipated by the company, as this program’s benefits were really one time in nature. Additionally, the 2006 acquisitions contributed to increased accounts receivable through increased pre-need sales in 2007. As a result, the change in accounts receivable, including the allowance for doubtful accounts, from 2006 to 2007 represents a cash flow reduction of $9.6 million. Again, this cash flow reduction was anticipated and planned for by the company.

2.	During the month of December 2007, the company realized approximately $2 million in gains from its merchandise trust funds, the cash from which was not distributed to the company before December 31, but will be distributed in the future. This is reflected in the change in the merchandise trust fund balance, as indicated in the consolidated statement of cash flows from a negative $3.5 million in 2006 to a negative $5.2 million in 2007.

As a result of the major acquisition that the company completed in December 2007, we anticipate that accounts receivable balances will continue to increase over the next two years while the company builds its pre-need base of business. Working capital lines of credit have been established to finance the increased accounts receivable and the building of the company’s pre-need business. The accounts receivable increase results from sales of pre-need cemetery property and merchandise, whereby the company finances the purchase of these products for our customers and collects the payments over an average period of 34 months. In this manner, the company has the ability to capture local market share in advance of need, which is a key goal of its operating philosophy.

Operating Statistics

The company uses its operating data as an additional method for evaluating its performance. The following approximate percentage increases relate to the quarter and year ended December 31, 2007:

	Fourth Quarter	Entire Year
Number of Interments	+5%	+13%
Number of Contracts Written	+7%	+15%
Average Dollar Amount per Contract	+4%	+3%
Number of Pre-need Contracts Written	+14%	+18%
Aggregate Pre-need Contract Amount	+13%	+20%
Aggregate At-need Contract Amount	+7	+17%

The significantly positive nature of these operating statistics indicates that:

•	acquisitions are being successfully integrated;

•	the sales force is performing admirably;

•	significant future cash profit is being generated;

•	and there is a significant likelihood of future cash distribution increases.

All improvements pertain to the same period in the prior year. Increases in number of interments and number of contracts primarily resulted from acquisitions.

Deferred Operating Profit

Deferred Operating Profit represents Deferred Cemetery Revenues, Net in the company’s Balance Sheet after deducting Deferred Selling and Obtaining Costs. This calculation is important because it reflects the future operating profit benefit of contracts that have been executed, for the sale of cemetery products, where products have not yet been delivered. We believe there are no material costs or significant uncertainties remaining to be determined or accrued for the company to be able to realize the cash benefit of this future operating profit. As the delivery criteria are satisfied, this Deferred Operating Profit will be realized. The increase in Deferred Operating Profit of $22.5 million, or almost 14%, reflects the positive results being obtained from the company’s pre-need sales program.

	December 31,
	(in thousands)
	2006	2007	Change
Deferred Cemetery Revenues, Net	$196,103	$220,942	$24,839
Deferred Selling and Obtaining Costs	(33,478)	(35,836)	(2,358)

Deferred Operating Profit	$162,625	$185,106	$22,481

Deferred Operating Profit is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAPP financial measures within this press release.

Available Merchandise Trust Assets

	December 31,
	(in thousands)
	2006	2007
Merchandise trust balance	$147,788	$228,615
Merchandise liability	(45,805)	(79,574)

Available merchandise trust assets	$101,983	$149,041

As a result of state law requiring the company to deposit in merchandise trust funds 110% to 400% of its product costs, significant excesses of cash and marketable securities develop. Footnote 5 to the company’s financial statements discusses these funds, but, generally, they are recorded at fair value, consist of cash and marketable securities, and are available to the company in accordance with the provisions of state law. The Available Merchandise Trust Assets at the current distribution rate total six years of cash distributions. There are no significant future costs to be incurred against the available trust assets. This is one of the company’s assets that provides its investors security in future cash distributions.

Available Merchandise Trust Assets is a non-GAAP measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Segment Information

We have, for the first time, included Segment Information in our annual report and have decided to highlight this information in our press release. The following segment information reports revenues and costs and expenses for the years ended December 31, 2007 and December 31, 2006, in accordance with the way company management evaluates our business. The GAAP Adjustment column reconciles this information to Generally Accepted Accounting Principles, which is the basis on which our financial statements are prepared. The attached segment statements reflect products as revenue when contracts are written and signed, rather than using delivery criteria for product revenue recognition, which is required under Generally Accepted Accounting Principles (GAAP). All expenses are accrued against these revenues and the management operating balance sheet does not contain deferred revenues or deferred costs.

Since the company is primarily focused on pre-need selling and capturing market share, we have determined that the management method of evaluating our operating results is the best way for company management to evaluate company performance.

Total segment revenues for 2007 are $162 million, compared to $128 million for 2006, an increase of 27%. Segment operating earnings for 2007 are $30.3 million, compared to $23.5 million in 2006, an increase of 28%. Earnings before taxes for 2007 are $17.4 million, compared to $12.5 million for 2006, an increase of 39%. When the one-time items as indicated previously in this press release are excluded from 2007 results, the increase in segment earnings before taxes is 79%. The information presented in this paragraph relates to the Subtotal column in the two segmented tables that follow.

These statements show the benefit of the company’s focus toward pre-need sales in capturing market share and fully reflect the effort of the company’s more-than-500 sales employees.

The Segment Information Subtotal column is a non-GAAP financial measure that the company believes important for the previously stated reasons.

STONEMOR PARTNERS LP

FOR THE YEAR ENDED DECEMBER 31, 2007

	CEMETERIES			FUNERAL HOMES	CORPORATE	SUBTOTAL	GAAP ADJUSTMENT	TOTAL
	SOUTHEAST	NORTHEAST	WEST
	(in thousands)
REVENUES
SALES	$51,074	$33,354	$8,729	$—	$—	$93,157	$(9,442)	$83,715
SERVICES AND OTHER	23,405	28,366	7,031	—	1	58,803	(7,986)	50,817
FUNERAL HOME	—	—	—	10,782	—	10,782	—	10,782

TOTAL REVENUES	74,479	61,720	15,760	10,782	1	162,742	(17,428)	145,314

COSTS AND EXPENSES
COST OF SALES	11,528	7,871	1,856	—	—	21,255	$(1,584)	19,671
SELLING	16,485	10,841	2,829	—	979	31,134	(1,889)	29,245
CEMETERY	13,627	13,662	3,478	—	—	30,767	—	30,767
GENERAL AND ADMINISTRATIVE	8,011	5,947	1,726	—	—	15,684	—	15,684
FUNERAL HOME EXPENSE	—	—	—	8,422	—	8,422	—	8,422
CORPORATE EXPENSE	—	—	—	—	25,148	25,148	—	25,148

TOTAL COST & EXPENSES	49,651	38,321	9,889	8,422	26,127	132,410	(3,473)	128,937

OPERATING EARNINGS	24,828	23,399	5,871	2,360	(26,126)	30,332	(13,955)	16,377

INTEREST EXP	4,480	3,555	425	615	—	9,075	—	9,075
DEPRECIATION	1,276	919	62	386	1,248	3,891	—	3,891

EARNINGS (LOSS) BEFORE TAXES	$19,072	$18,925	$5,384	$1,359	$(27,374)	$17,366	$(13,955)	$3,411

SUPPLEMENTAL INFORMATION
TOTAL ASSETS	$349,795	$267,906	$135,894	$39,301	$18,861	$811,757	$—	$811,757

AMORTIZATION OF CEMETERY PROPERTY	$3,099	$2,290	$120	$—	$—	$5,509	$292	$5,801

LONG LIVED ASSETS ACQUIRED	$16,009	$287	$18,732	$9,089	$1,376	$45,493	$—	$45,493

STONEMOR PARTNERS LP

FOR THE YEAR ENDED DECEMBER 31, 2006

	CEMETERIES			FUNERAL HOMES	CORPORATE	SUBTOTAL	GAAP ADJUSTMENT	TOTAL
	SOUTHEAST	NORTHEAST	WEST
	(in thousands)
REVENUES
SALES	$43,177	$34,218	$1,021	$—	$—	$78,416	$(11,565)	$66,851
SERVICES AND OTHER	19,646	23,453	548	—	—	43,647	(1,503)	42,144
FUNERAL HOME	—	—	—	6,118	—	6,118	—	6,118

TOTAL REVENUES	62,823	57,671	1,569	6,118	—	128,181	(13,068)	115,113

COSTS AND EXPENSES
COST OF SALES	9,358	7,376	230	—	—	16,964	$(2,272)	14,692
SELLING	14,537	11,145	310	—	—	25,992	(2,806)	23,186
CEMETERY	11,214	12,495	635	—	—	24,344	—	24,344
GENERAL AND ADMINISTRATIVE	6,612	5,948	241	—	—	12,801	—	12,801
FUNERAL HOME EXPENSE	—	—	—	4,836	—	4,836	—	4,836
CORPORATE EXPENSE	—	—	—	—	19,795	19,795	—	19,795

TOTAL COST & EXPENSES	41,721	36,964	1,416	4,836	19,795	104,732	(5,078)	99,654

OPERATING EARNINGS	21,102	20,707	153	1,282	(19,795)	23,449	(7,990)	15,459

INTEREST EXP	3,787	3,183	97	424	—	7,491	—	7,491
DEPRECIATION	1,258	1,015	1	252	975	3,501	—	3,501

EARNINGS (LOSS) BEFORE TAXES	$16,057	$16,509	$55	$606	$(20,770)	$12,457	$(7,990)	$4,467

SUPPLEMENTAL INFORMATION
TOTAL ASSETS	$279,604	$285,978	$40,994	$10,622	$9,827	$627,025	$—	$627,025

AMORTIZATION OF CEMETERY PROPERTY	$2,856	$2,419	$14	$—	$—	$5,289	$(1)	$5,288

LONG LIVED ASSETS ACQUIRED	$3,307	$903	$799	$2,692	$193	$7,894	$—	$7,894

Distributable Free Cash Flow

The company defines Distributable Free Cash Flow as net cash provided by operating activities before appropriate reserves, if any, less maintenance capital expenditures and other expenditures not related to normal operating activities, plus working capital borrowings to fund pre-need growth during the period presented. A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the quarter and year ended December 31, 2007 follows:

	Three Months Ended	Year Ended
(in thousands)	December 31, 2007	December 31, 2007
Net cash provided by operating activities	$4,196	$18,973
Maintenance capital expenditures	(933)	(2,153)
Working capital borrowings for pre-need growth	1,000	2,420
Annual expenses paid, less quarterly reserves	540	1,370

Distributable free cash flow	$4,803	$20,610

Distributions paid during period	$4,752	$18,724

Net Cash Provided by Operating Activities both for the quarter and the year ended December 31, 2007 shows the effect of the company’s investment in growing its pre-need operation and capturing market share before time of need. The company believes that capturing pre-need market share is in the best interests of all its unit holders, even though this operating philosophy requires the use of working capital borrowings to fund pre-need growth. As a result of the acquisition consummated in December 2007, the company anticipates investing an additional $15 million over the next two years in building its pre-need programs. For this reason, and since the interest expense related to these borrowings is already deducted in net cash provided by operating activities, we have changed the distributable free cash flow calculation to include working capital borrowings for pre-need growth as indicated above.

Annual expenses paid, less quarterly reserves, in the chart above reflect an attempt to normalize certain items where more than one quarter’s expense is included in a particular quarter, more than one year’s expense is included in the year, or a different year’s cash payments are included in the current year. Included in this category are bonuses, taxes, pre-paid items, and other expenses of this nature.

Distributable Free Cash Flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion on non-GAAP financial measures within this press release.

Public Offering

On December 21, 2007, we completed a public offering of 2,650,000 common units at a price of $20.26 per unit representing 22.2% interest in us, making a total of 8,505,725 common units outstanding. In conjunction with this offering, our general partner contributed $1.1 million to maintain its 2% general partner interest. Total gross proceeds from these sales were $54.8 million, before offering costs and underwriting discounts. The net proceeds to the Partnership, after deducting underwriting discounts, but before paying offering costs, from these sales of common units was $51.8 million. Concurrent with the public offering, the Partnership’s wholly owned subsidiary, StoneMor Operating LLC, and its subsidiaries (collectively “StoneMor LLC”), all as borrowers, issued new and sold $17.5 million in aggregate principal amount of senior secured notes in a private placement. The net proceeds of the public offering and the sale of senior secured notes and borrowings under our acquisition line of credit were used to purchase 45 cemeteries and 30 funeral homes from Service Corporation International (NYSE: SCI).

Acquisitions

On December 21, 2007, we entered into the Asset Purchase and Sale Agreement with Service Corporation International (NYSE: SCI) and certain other entities, pursuant to which we agreed to acquire or manage, as applicable, 45 cemeteries and 30 funeral homes, except for conveyances of one cemetery in Hawaii and one funeral home in Florida, the acquisitions of which are subject to state regulatory approval. We paid $68.0 million in cash. In addition, we assumed the merchandise and service liabilities associated with certain pre-arranged contracts related to the properties.

The properties are located in Alabama (2 cemeteries and 2 funeral homes), Arkansas (2 funeral homes), California (7 cemeteries and 10 funeral homes), Florida (1 funeral home), Hawaii (1 cemetery), Iowa (1 cemetery), Illinois (5 cemeteries and 2 funeral homes), Indiana (5 cemeteries), Kentucky (1 cemetery), Missouri (2 cemeteries and 1 funeral home), North Carolina (3 cemeteries), Ohio (7 cemeteries and 1 funeral homes), Oregon (2 cemeteries and 3 funeral homes), South Carolina (2 cemeteries and 2 funeral homes), Tennessee (3 cemeteries and 4 funeral homes), Washington (2 cemeteries), West Virginia (1 funeral home), and Puerto Rico (2 cemeteries and 1 funeral home). In the aggregate, in 2006, the 45 cemeteries and 30 funeral homes annually perform approximately 8,300 interments and 3,700 calls, respectively. In 2006, these locations produced annual revenues of approximately $44.0 million.

We acquired two additional cemeteries during the third quarter of 2007 for an aggregate purchase price of approximately $2.4 million.

Investors’ Conference Call

An investors’ conference call to review fourth quarter and year-end 2007 results (which will be released before this call) will be held on Monday, March 17, 2008, at 11:00 AM Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on March 31, 2008. The reservation number for the audio replay is as follows: 21373627. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 223 cemeteries and 57 funeral homes in 27 states plus Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://www.stonemor.com.

Forward-looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of our significant leverage on our operating plans; the ability of us to service our debt; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of our acquisitions and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and Form 10-Q/A filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31, 2006	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,914	$13,800
Accounts receivable, net of allowance	22,968	32,063
Prepaid expenses	2,801	2,707
Other current assets	2,533	5,193

Total current assets	38,216	53,763

LONG-TERM ACCOUNTS RECEIVABLE—net of allowance	36,878	40,081
CEMETERY PROPERTY	171,714	187,552
PROPERTY AND EQUIPMENT, net	29,027	53,929
MERCHANDISE TRUSTS, restricted, at fair value	147,788	228,615
PERPETUAL CARE TRUSTS, restricted, at fair value	168,631	208,579
DEFERRED FINANCING COSTS—net of accumulated amortization	1,242	3,317
DEFERRED SELLING AND OBTAINING COSTS	33,478	35,836
OTHER ASSETS	51	85

TOTAL ASSETS	$627,025	$811,757

LIABILITIES and PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$11,345	$19,075
Accrued interest	361	677
Current portion, long-term debt	1,388	386

Total current liabilities	13,094	20,138

LONG-TERM DEBT	102,104	145,778
DEFERRED CEMETERY REVENUES, net	196,103	220,942
MERCHANDISE LIABILITY	45,805	79,574

Total liabilities	357,106	466,432

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	168,631	208,579

PARTNERS’ EQUITY
General partner	1,382	2,737
Limited partners:
Common	71,700	118,598
Subordinated	28,206	15,411

Total partners’ equity	101,288	136,746

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$627,025	$811,757

See accompanying notes to the consolidated financial statements in the Annual Report on Form 10-K to be filed for the year ended December 31, 2007.

StoneMor Partners L.P.

Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007
Revenues:
Cemetery
Merchandise	$16,761	$17,171	$58,219	$74,509
Services	7,031	7,024	25,555	28,547
Investment and other	7,178	11,563	25,221	31,476
Funeral home
Merchandise	1,040	1,213	2,696	4,655
Services	1,374	1,763	3,422	6,127

Total revenues	33,384	38,734	115,113	145,314

Costs and Expenses:
Cemetery cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	732	868	3,109	3,553
Merchandise and Services	3,296	4,316	11,583	16,118
Cemetery expense	6,359	8,174	24,344	30,767
Selling expense	6,497	7,385	23,186	29,245
General and administrative expense	3,546	4,222	12,801	15,684
Corporate overhead	7,789	8,937	19,795	24,991
Depreciation and amortization	913	991	3,501	3,891
Funeral home expense	—	—
Merchandise	415	377	1,004	1,575
Services	911	1,141	2,285	4,198
Other	514	816	1,547	2,649

Total cost and expenses	30,972	37,227	103,155	132,671

OPERATING PROFIT	2,412	1,507	11,958	12,643

EXPENSES RELATED TO REFINANCING	—	—	—	157

INTEREST EXPENSE	2,116	2,634	7,491	9,075

INCOME BEFORE INCOME TAXES	296	(1,127)	4,467	3,411

INCOME TAXES:
State	53	14	438	398
Federal	283	78	989	227

Total income taxes	336	92	1,427	625

NET INCOME (LOSS)	$(40)	$(1,219)	$3,040	$2,786

General partner’s interest in net income for the period	$(1)	$(24)	$60	$57
Limited partners’ interest in net income for the period
Common	$(20)	$(742)	$1,549	$1,512
Subordinated	$(19)	$(453)	$1,430	$1,218

Net income per limited partner unit (basic and diluted)	$(.00)	$(.13)	$.34	$.31
Weighted average number of limited partners’ units outstanding (basic and diluted)	8,767	9,321	8,831	9,107

See accompanying notes to the consolidated financial statements in the Annual Report on Form 10-K to be filed for the year ended December 31, 2007.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007
OPERATING ACTIVITIES:
Net income (loss)	$(40)	$(1,219)	$3,040	$2,786
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,347	846	4,605	4,382
Depreciation and amortization	913	990	3,501	3,890
Stock-based compensation	1,212	628	1,212	4,741
Other non cash	77	—	453	—
Changes in assets and liabilities that provided (used) cash:				—
Accounts receivable	(3,838)	510	5,990	(2,430)
Allowance for doubtful accounts	725	(794)	1,225	10
Merchandise trust fund	(2,098)	(5,085)	(3,517)	(5,223)
Prepaid expenses	198	892	(385)	196
Other current assets	(214)	(409)	(1,299)	(1,053)
Other assets	919	300	862	160
Accounts payable and accrued and other liabilities	4,475	7,672	2,720	5,179
Deferred selling and obtaining costs	(590)	(500)	(3,118)	(2,162)
Deferred cemetery revenue	2,012	5,203	11,159	15,668
Merchandise liability	(3,202)	(4,838)	(8,109)	(7,171)

Net cash provided by operating activities	1,896	4,196	18,339	18,973

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(199)	(907)	(219)	(2,230)
Purchase of Subsidiaries, net of common units issued	(1,826)	(76,406)	(11,040)	(78,907)
Additions to cemetery property	(478)	(913)	(3,398)	(2,589)
Divestiture of funeral home	—	—	2,091	—
Additions to property and equipment	(281)	(1,828)	(2,059)	(3,051)

Net cash used in investing activities	(2,784)	(80,054)	(14,625)	(86,777)

FINANCING ACTIVITIES:
Cash distribution	(4,518)	(4,752)	(17,346)	(18,724)
Additional borrowings on long-term debt	1,298	30,753	17,522	76,674
Repayments of long-term debt	(360)	(291)	(1,021)	(34,000)
Sale of partner units	—	50,788	120	50,788
Cost of financing activities	—	(68)	—	(3,048)

Net cash provided by (used in) financing activities	(3,580)	76,430	(725)	71,690

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,468)	572	2,989	3,886
CASH AND CASH EQUIVALENTS—Beginning of period	14,382	13,228	6,925	9,914

CASH AND CASH EQUIVALENTS—End of period	$9,914	$13,800	$9,914	$13,800

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$2,060	$1,805	$7,390	$8,526

Cash paid during the period for income taxes	$(527)	$227	$2,508	$3,484

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of limited partner units to fund cemetery acquisition	$—	$—	$5,875	$—

See accompanying notes to the consolidated financial statements in the Annual Report on Form 10-K to be filed for the year ended December 31, 2007.

Non-GAAP Financial Measures

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Deferred Operating Profit

We present Deferred Operating Profit because management believes it is a significant additional piece of information necessary to get a clear understanding of the financial position of the company. Both Deferred Cemetery Revenues and Deferred Selling and Obtaining costs are shown gross on the company’s balance sheet; however, the net of these two numbers is important in assessing the future operating profit to be recognized without additional accrued costs since we believe that almost all costs have already been accrued against this deferred operating profit in the financial statements. This increase should not be considered as an alternative to any of the financial statements and is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Available Merchandise Trust Fund Assets

We present Available Merchandise Trust Fund Assets because management believes this information is useful in assessing the company’s ability to pay its future distributions. As long as this calculation yields positive amounts significantly in excess of our current distributions, investors should have comfort in knowing cash and securities are available. This amount merely represents the net of two amounts separately disclosed on our balance sheet. The company believes by directing the unit holder to this type of information the unit holder will be more informed about the financial nature of the cemetery business. This calculation should not be considered as an alternative to any of the financial statements and is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.